TARA MINERALS CORPORATION

MANZANILLIO IRON ORE DISTRICT

PARTICIPATING ROYALTY UNITS FOR PALOMA PROSPECT

TERM SHEET

Offering:

15 Units

Price Per Unit:

$100,000 U.S.

Royalties:

With regards to the Paloma Iron Sands Project in Manzanillo; a Royalty of $0.30 per metric tonne sold, per Unit, until $100,000 has been paid with respect to each Unit.  Thereafter, $0.15 per metric tonne sold, per Unit. Payments will be applied to the Principle balance first.

Royalty payments will be made at the end of each calendar quarter, and will be based upon the tons of ore sold and paid for during that quarter.  It is expected that payments to investors will be made within 15 days of the end of each calendar quarter.

Royalty payments will stop when Tara Minerals’ interest in the project, together with the interest in project held by any affiliates of Tara Minerals, is less than 50%.  At such time, Tara Minerals will;

In the case of a buyout; pay $200,000 to each Unit holder, less the amount of royalty payments paid to the Unit holder OR pay 10% of the sale price of the Paloma Iron Ore rights, with each Unit representing 1/15th of 10% or 0.66% per Unit

Royalty payments will be reduced by any IVA taxes or ISR taxes imposed by the Mexican government on the sale of the iron ore.  Currently these taxes are 16% & 30% respectively.  Royalty payments will be adjusted for any future increases or decreases in these taxes.

Conversion rights:

The Unit holders will have the option, at any time on or before April 30, 2013, to convert their Units original principle amount into shares of Tara Minerals common stock.  The number of shares issuable upon the conversion of the Units will be determined by dividing the dollar amount of the Unit to be converted by the Conversion Price.  Initially, the Conversion Price will be $0.50. The Conversion Price will be adjusted for any stock splits, stock dividends or similar recapitalizations.

Conversion of Units may only occur in increments of $25,000 and can only be made at the end of each calendar quarter.  To the extent that the entire Unit is not converted, the royalty payment to the investor will be proportionately reduced.

Offering Expiration:

There is no minimum number of Units which are required to be sold in this offering.  This offering may be terminated by Tara Minerals at any time and without notice.

Taxes:

Taxes may be due on royalty payments.  Tara Minerals will not be responsible for any Mexican or U.S. taxes owed by any investor in this offering.

Rick Factors

An investment in the project carries significant risks, including those outlined below.

As of March 31, 2011 Tara Minerals did not have any agreements with any person relating to mining iron ore from the Paloma Iron Ore prospect.  Agreements for minerals rights are advanced, but not fully executed. Acquisitions being considered will not necessarily have any proven iron ore reserves (As defined by NI43-101).  Tara Minerals would initially prefer to mine ore from claims, which are located closer to the port city of Manzanillo, as they would likely require less capital to initiate production.

Tara Minerals has only reached verbal agreements with the minerals rights owner relating to mining ore from the Paloma Iron Ore project, and Tara Minerals has limited knowledge of the quality or grade of the ore which exists on this project, or the extent of any iron ore reserves, on any property that Tara Minerals may subsequently mine. Consequently, the ore reserves on any property mined by Tara Minerals may be insufficient to repay the investors’ capital contributions, or to allow the investors to earn any profit on their investments.

As of March 31, 2011 Tara Minerals did not have any agreements with:

•

any contractor to mine, crush or haul any iron ore to Manzanillo;

•

any person relating to the purchase of any iron ore which may be mined in connection with the project.

The projections of the revenues and expenses associated with the Paloma project are estimates only and are not based upon reserves studies or agreements with any owner of any mining claim, any mining contractor, Manzanillo port authorities or any other person.

Although Tara Minerals plans to hire an experienced contractor to operate the project in Mexico, Tara Minerals will provide oversight at the location of the project’s operations.  Since it would not be practical for Tara Minerals’ officers to oversee the development of the project directly, a team of Tara Minerals personnel will oversee and provide timely feedback and the progress reporting necessary to monitor the development of the project.  Officers will not necessarily devote their full time to the project as the exploration and development of other properties owned by Tara Minerals or Tara Gold Resources (the parent company of Tara Minerals) may take precedence over the Manzanillio iron ore districts development under certain circumstances.

There are no minimum number of Units that are required to be sold in this offering.  Tara Minerals estimates that it will need a minimum of $500,000.00 in order to acquire property rights and begin operations.  Consequently, if less than 5 Units are sold, Tara Minerals will need to find other sources of capital so that mining operations may begin.  If Tara Minerals is unable to locate the capital required, Tara Minerals will use the amounts received from investors in this offering for securing rights to Iron Ore properties, in anticipation of completing the necessary capital raise or finding a development partner..  In such a case, it is likely that an investment, as it relates to the Royalty outlined in this investment may be delayed or diluted.

Tara Partic. Royalty Units Term Sheet 4-1-11